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                               UNITED STATES                         OMB APPROVAL
                    SECURITIES AND EXCHANGE COMMISSION      --------------------------------
                          Washington, D.C. 20549            OMB Number:           3235-0058
                                                            Expires:         April 30, 2009
                                FORM 12b-25                 Estimated average burden hours
----------------------------------------------------------  per response...............2.50
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                                                                    SEC FILE NUMBER

                                                             000      29531
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                                                                      CUSIP NUMBER
                        NOTIFICATION OF LATE FILING
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(Check One):    |X|Form 10-K    |_| Form 20-F    |_|Form 11-K    |_| Form 10-Q
                |_|Form N-SAR   |_|  Form N-CSR


          For Period Ended: December 31, 2007
                            ---------------------------------------

          [_]Transition Report on Form 10-K
          [_]Transition Report on Form 20-F
          [_]Transition Report on Form 11-K
          [_]Transition Report on Form 10-Q
          [_]Transition Report on Form N-SAR

          For the Transition Period Ended:
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                Read attached instruction sheet before preparing
     form. Please Print or Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

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Full Name of Registrant

Energy Infrastructure Acquisition Corp.
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Former Name if Applicable

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Address of Principal Executive Office (Street and Number)

Suite 1300, 1105 North Market Street
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City, State and Zip Code
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Wilmington, Delaware 19899
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                                     PART II
                             RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)
         |    (a)   The reason described in reasonable detail in Part III of
         |          this form could not be eliminated without unreasonable
         |          effort or expense;
         |    (b)   The subject annual report, semi-annual report, transition
         |          report on Form 10-K, Form 20-F, 11-K, Form N-SAR or From
         |          N-CSR, or portion thereof, will be filed on or before the
         |          fifteenth calendar day following the prescribed
   |X|   |          due date; or the subject quarterly report or transition
         |          report on Form 10-Q or subject distribution report on Form
         |          10-D, or portion thereof, will be filed on or before the
         |          fifth calendar day following the prescribed due date; and
         |    (c)  The accountant's statement or other exhibit required by Rule
                   12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

      State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

      The annual report of Energy Infrastructure Acquisition Corp. (the "Company") on Form 10-K could not be filed within the prescribed time period without unreasonable effort or expense because the Company is still in the process of assembling and analyzing the information necessary to complete its financial statements. As a result, the Company could not obtain the necessary review of the Form 10-K and signatures thereto in a timely fashion prior to the due date of the report. The Company expects to complete and file the Report by the prescribed extended due date.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      Beth Neuhaus, Esq.             212                        407-4902
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           (Name)                (Area Code)               (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s). |X| Yes |_| No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |_| Yes |X| No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                     Energy Infrastructure Acquisition Corp.
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date :    March 17, 2008                  By:  /s/ Marios Pantazopoulos
                                               ---------------------------------
                                               Name:  Marios Pantazopoulos
                                               Title:    Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
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   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).
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